Exhibit 99.1

n e w s    r e l e a s e

Executive Offices	For Further Information Contact:
2200 E. Golf Road

Des Plaines, IL 60016-1267

www.unitedstationers.com

Richard W. Gochnauer

President and Chief Executive Officer

or

Kathleen S. Dvorak

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS
RECORD SALES AND EARNINGS FOR 2005

DES PLAINES, Ill., Feb. 16, 2006 – United Stationers Inc. (NASDAQ: USTR) reported net sales for the year ended December 31, 2005, of $4.4 billion, up 10.5% from $4.0 billion in the prior year. Net income for 2005 was $97.5 million, an increase of 8.4% from $90.0 million in 2004. Diluted earnings per share for 2005 were $2.90, up 9.4% versus $2.65 in 2004.

Important Progress Made During 2005

“2005 was another year of solid growth, significant financial and operational achievements, and strong cash flow for United Stationers,” said Richard W. Gochnauer, president and chief executive officer. “For the third consecutive year, our associates exceeded the $20 million annual savings goal for our War on Waste (WOW), which resulted from productivity improvements and continued cost reductions. WOW helped to offset our pricing margin pressure as well as other cost increases. The integration of the Sweet Paper acquisition with Lagasse is progressing well and is accelerating our market development initiatives, allowing us to get closer to our goal of providing national distribution for foodservice consumables. We also made investments to significantly strengthen our global sourcing capabilities and to expand our private-brand product lines, which offer higher margins for both our reseller customers and United.

“Our Project Vision technology initiatives also are taking United – and its resellers – to the next level of competitiveness. One example is United’s November introduction of the SAP Hosted Solution for Business Products Resellers. Independent dealers have reacted very positively to this program for integrating their back-office and marketing capabilities. We believe these and other actions set the stage for continued improvements in the coming years,” added Gochnauer.

2005 Record Results

Net sales for the year ended December 31, 2005, were up $417 million, or 10.5%, compared with the prior year. This increase reflects continued strong growth in the furniture and janitorial/sanitation supplies categories. The acquisition of Sweet Paper, which closed on May 31, 2005, added approximately 4% to the overall sales growth. Gross margin as a percent of sales for 2005 was 14.6%, representing a slight improvement over the prior year. Operating expenses in 2005 totaled $479 million, or 10.8% of sales, compared with $433 million, or 10.8% of sales, in 2004. Operating income was $166 million, or 3.8% of sales, compared with $149 million, or 3.7% in 2004.

Record results for 2005 were achieved while incurring $3.5 million in costs resulting from Hurricane Katrina, expensing $6.6 million for Project Vision, and settling a preference avoidance lawsuit for approximately $2.0 million. In addition, the company’s Canadian operation posted a $5.8 million operating loss in 2005. Operating results for 2004 were negatively affected by approximately $12.3 million related to the company’s Canadian operation.

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Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the years ended December 31, 2005 and 2004, totaled $218 million and $47 million, respectively. Net cash provided by operating activities, excluding the effects of receivables sold, totaled $112 million in 2005, compared with $79 million in 2004. A reconciliation of these items to the most comparable Generally Accepted Accounting Principles (GAAP) measures is presented at the end of this news release.

Total debt and securitization financing increased during 2005 by approximately $110 million, to $246 million. This increase reflected funding for the acquisition of Sweet Paper, share repurchases, and capital spending, including investments in Project Vision. Debt levels were held down by continued strong cash flow resulting from solid earnings, improved working capital efficiency and proceeds from the exercise of employee stock options. Debt-to-total capitalization (adjusted to include the securitization financing) was 24.2% at December 31, 2005, compared with 15.6% in the prior year. These numbers are reconciled to the most comparable GAAP measures at the end of this release.

Share repurchases in 2005 totaled $85 million or 1.8 million shares. As of December 31, 2005, $76.5 million remained under the share repurchase authorization from the company’s board of directors.

Fourth-Quarter Results

Net sales for the 2005 fourth quarter were $1.1 billion, compared with sales of $1.0 billion in 2004, an increase of 9.4%. The acquisition of Sweet Paper contributed approximately 6% of the sales growth. Gross margin for the quarter was 15.4% versus 13.8% a year ago. Gross margin was positively affected by higher supplier allowances as the company reached year-end purchase-volume hurdles.

Operating expenses for the latest three months were $130 million, or 11.8% of sales, compared with $110 million, or 10.9% of sales, in the same period last year. The increase in operating expenses included Project Vision, Sweet Paper and an adjustment to the accrual for management bonuses. The operating margin for the latest three months was 3.6%, compared with 2.9% in the same quarter of 2004. Results for the fourth quarter of 2005 and 2004 were adversely affected by losses incurred in the company’s Canadian operation. Net income in the fourth quarter was $24 million, versus $19 million in the comparable 2004 quarter. Diluted earnings per share for the fourth quarter of 2005 were $0.72, compared with $0.57 in the prior-year quarter.

Favorable 2006 Outlook

“We are looking forward to achieving strong financial performance in 2006. Sales to date are up approximately 10% over the same period last year. Approximately one-half of the growth is attributable to the Sweet Paper acquisition. Our long-term goals continue to be to achieve sales growth in the range of 6% to 9% and annual earnings per share increases of 12% to 15% over the prior year,” stated Gochnauer.

“We would like to note three specific items that will affect our results this year. First, we expect stock option expensing will reduce earnings per share by approximately $0.16 to $0.18 in 2006. This is roughly the same magnitude as we will report in our 2005 10-K footnote. Second, a proposed change in our product content syndication program may change the timing of the recognition of related revenues and costs resulting in a significant one-time positive impact on earnings during 2006. However, until we finalize our programs, we cannot quantify the earnings impact. Finally, as we previously announced, 2006 will be a year of substantial investment in IT systems and infrastructure, so we expect net capital spending will be approximately $48 million. We have adjusted the pace of our projects and as a result anticipate 2006 expenses related to Project Vision to be in the range of $9 million to $12 million,” he added.

“We believe that our continued focus on margin initiatives, combined with the success of our WOW program, will enable us to continue to improve our operating performance this year. We look forward to delivering great service to our customers, continuing our growth and creating more value for our shareholders,” Gochnauer concluded.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, February 17, at 10:00 a.m. CT, to discuss 2005 results. To participate, callers within the U.S. and Canada should dial (866) 202-4367 and international callers should dial (617) 213-8845 approximately 10 minutes before the presentation. The passcode is “51947685.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s ability to successfully procure and implement new information technology packages and systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively integrate past and future acquisitions; United’s timely and efficient implementation of improved internal controls in response to conditions previously or subsequently identified at its Canadian division or elsewhere, in order to maintain an effective internal control environment in compliance with the Sarbanes-Oxley Act of 2002; the conduct and scope of the SEC’s informal inquiry relating to United’s Canadian division or any formal investigation that may arise from this, and the ultimate resolution of any inquiry or investigation; the outcome of, and any costs associated with the defense of legal proceedings pending or threatened against the company; United’s reliance on key suppliers and the impact of variability in their pricing, allowance programs, promotional incentives and other terms, conditions and policies; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories; increases in customers’ purchases directly from product manufacturers; the impact of variability in customer and end-user demand on United’s product offerings and sales mix and, in turn, on customer rebates payable, and supplier allowances earned, by the company and on United’s inventory levels and gross margin; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; changes in laws and regulations applicable to the company; the effects of hurricanes and other natural disasters, acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy. Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be an exhaustive or complete list.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with annual sales of $4.4 billion. The company’s network of 68 distribution centers allows it to offer nearly 50,000 items to its approximately 20,000 reseller customers. This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products on an overnight basis to more than 90% of the U.S. and major cities in Canada and Mexico. United’s focus on fulfillment excellence has given it an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

The company’s common stock trades on The NASDAQ Stock Market® under the symbol USTR.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2005	2004	2005	2004

Net sales	$1,102,843	$1,007,813	$4,408,546	$3,991,190
Cost of goods sold	932,324	868,719	3,763,230	3,408,974
Gross profit	170,519	139,094	645,316	582,216

Operating expenses:
Warehousing, marketing and administrative expenses	131,242	109,611	480,737	433,027
Restructuring and other charges (reversal)	(765)	—	(1,331)	—

Total operating expenses	130,477	109,611	479,406	433,027

Income from operations	40,042	29,483	165,910	149,189

Interest expense, net	945	950	2,786	2,901

Other expense, net	2,418	1,093	7,035	3,488

Income before income taxes	36,679	27,440	156,089	142,800

Income tax expense	13,164	8,192	58,588	52,829

Net income	$23,515	$19,248	$97,501	$89,971

Net income per common share – diluted	$0.72	$0.57	$2.90	$2.65
Weighted average number of common shares – diluted	32,825	33,808	33,612	33,985

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$17,415	$15,719
Accounts receivable, net	237,176	184,512
Retained interest in receivables sold, net*	116,538	227,807
Inventories	669,787	608,549
Other current assets	29,030	18,623
Total current assets	1,069,946	1,055,210

Property, plant and equipment, net	158,601	151,848
Intangible assets, net	29,879	1,901
Goodwill, net	242,173	184,222
Other	41,602	19,927
Total assets	$1,542,201	$1,413,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$447,142	$402,794
Accrued liabilities	165,982	140,558
Deferred credits	51,738	47,518
Total current liabilities	664,862	590,870

Deferred income taxes	29,609	20,311
Long-term debt	21,000	18,000
Other long-term liabilities	58,218	46,856
Total liabilities	773,689	676,037

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued – 37,217,814 shares in 2005 and 2004	3,722	3,722
Additional paid-in capital	344,628	337,192
Treasury stock, at cost – 5,288,691 shares in 2005 and 4,076,432 shares in 2004	(194,334)	(119,435)
Retained earnings	618,109	520,608
Accumulated other comprehensive loss	(3,613)	(5,016)
Total stockholders’ equity	768,512	737,071
Total liabilities and stockholders’ equity	$1,542,201	$1,413,108

*The December 31, 2005 and 2004 accounts receivable balances do not include $225.0 million and $118.5 million, respectively, of accounts receivable sold through a securitization program.

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2005	2004
Cash Flows From Operating Activities:
Net income	$97,501	$89,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,079	27,164
Amortization of capitalized financing costs	670	648
Loss on the disposition of plant, property and equipment	264	114
Write down of assets held for sale	—	300
Deferred income taxes	(1,425)	(181)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
(Increase) decrease in accounts receivable, net	(15,725)	16,927
Decrease (increase) in retained interest in receivables sold, net	111,269	(74,085)
Increase in inventory	(25,792)	(68,201)
Increase in other assets	(25,052)	(3,745)
Increase in accounts payable	13,588	44,743
Increase in accrued liabilities	15,414	8,532
Increase in deferred credits	4,220	2,651
Increase in other liabilities	11,362	2,204
Net cash provided by operating activities	218,373	47,042

Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(123,530)	—
Capital expenditures	(31,313)	(19,722)
Proceeds from the disposition of property, plant and equipment	56	10,003
Net cash used in investing activities	(154,787)	(9,719)

Cash Flows From Financing Activities:
Retirements and principal payments of debt	—	(24)
Net borrowings under revolver	3,000	700
Issuance of treasury stock	22,961	9,635
Acquisition of treasury stock, at cost	(84,540)	(40,908)
Payment of employee withholding tax related to stock option exercises	(3,368)	(1,435)
Net cash used in financing activities	(61,947)	(32,032)

Effect of exchange rate changes on cash and cash equivalents	57	121
Net change in cash and cash equivalents	1,696	5,412
Cash and cash equivalents, beginning of period	15,719	10,307
Cash and cash equivalents, end of period	$17,415	$15,719

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt to Total Capitalization

(dollars in thousands)

	December 31,
	2005	2004	Change
Long-term debt	$21,000	$18,000	$3,000
Accounts receivable sold	225,000	118,500	106,500
Total debt and securitization (adjusted debt)	246,000	136,500	109,500
Stockholders’ equity	768,512	737,071	31,441
Total capitalization	$1,014,512	$873,571	$140,941

Adjusted debt to total capitalization	24.2%	15.6%	8.6%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt. Internally, the company considers accounts receivables sold to be a financing mechanism. Management believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Net Capital Spending

(in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Forecast Year Ending
	2005	2004	2005	2004	2006
Net cash used in investing activities	$9,424	$9,031	$154,787	$9,719	$ N/A
Acquisitions	1,676	—	(123,530)	—	N/A
Net cash used in investing activities before the impact of acquisitions	$11,100	$9,031	$31,257	$9,719	$ N/A

Capital expenditures	$11,134	$9,064	$31,313	$19,722	$ N/A

Proceeds from the disposition of property, plant and equipment	(34)	(33)	(56)	(10,003)	N/A

Net cash used in investing activities before the impact of acquisitions	11,100	9,031	31,257	9,719	N/A
Capitalized software	2,452	1,475	16,961	3,659	N/A

Net capital spending	$13,552	$10,506	$48,218	$13,378	$48,000

Note: Net capital spending is provided as an additional measure of investing activities. The company’s accounting policy is to include capitalized software in “Other Assets.”  Generally Accepted Accounting Principles require that “Other Assets” be included on the cash flow statements under the caption “Net Cash Provided by Operating Activities.”  Internally, the company measures cash used in investing activities including capitalized software. Management believes that it is helpful to provide readers of its financial statements with this same information.

Adjusted Cash Flow

(in thousands)

	For the Years Ended December 31,
	2005	2004
Cash Flows From Operating Activities:
Net cash provided by operating activities	$218,373	$47,042
Excluding the change in accounts receivable sold	(106,500)	31,500
Net cash provided by operating activities excluding the effects of receivables sold	$111,873	$78,542

Cash Flows From Financing Activities:
Net cash used in financing activities	$(61,947)	$(32,032)
Including the change in accounts receivable sold	106,500	(31,500)
Net cash provided by (used in) financing activities including the effects of receivables sold	$44,553	$(63,532)

Note: Adjusted cash provided by operating activities is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations. Management believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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